EXHIBIT 1
                          CERTIFICATE OF AMENDMENT
                                    OF
                        CERTIFICATE OF INCORPORATION
                                    OF
                    MECHANICAL TECHNOLOGY INCORPORATED
                             Under Section 807
                   of the Business Corporation Law of
                          the State of New York

Mechanical Technology Incorporated (hereinafter called the
"Company"), organized and existing under and by virtue of the Business Corporation Law of the State of New York, does hereby certify as follows:

The Board of Directors of the Company expects to approve, subject to the approval by the shareholders, an amendment to the Certificate of Incorporation of the Company. The shareholders of the Company duly approved said proposed amendment at the Annual Meeting of Shareholders held on March 30, 2000. The resolution setting forth the amendment is as follows:

RESOLVED:     That the Board of Directors deems it
              advisable and in the best interests of the Company and its shareholders that Article 4 hereby is, deleted and is replaced in its entirety by the provisions attached hereto as Appendix 1 in order to increase the authorized number of shares of Common Stock of the Corporation from 15,000,000 to 50,000,000.

IN WITNESS WHEREOF, the Company has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Chief Executive Officer this _______ day of March, 2000.

                     MECHANICAL TECHNOLOGY INCORPORATED

                     By:_______________________________
                        George C. McNamee
                        Chief Executive Officer



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                              Appendix 1

4. The aggregate number of shares which the Corporation shall have authority to issue shall be fifty million
(50,000,000) shares, par value $1.00 per share.